    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1997



                                                      REGISTRATION NO. 333-33659

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              THE DIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           DELAWARE                                                      51-0374887
                (STATE OR OTHER JURISDICTION OF                                       (I.R.S. EMPLOYER
                INCORPORATION OR ORGANIZATION)                                     IDENTIFICATION NUMBER)

                           15501 NORTH DIAL BOULEVARD
                           SCOTTSDALE, AZ 85260-1619
                                 (602) 754-3425
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 MALCOLM JOZOFF
               CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                              THE DIAL CORPORATION
                           15501 NORTH DIAL BOULEVARD
                           SCOTTSDALE, AZ 85260-1619
                                 (602) 754-3425
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                STUART H. GELFOND, ESQ.                                      JANE E. OWENS
        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON               SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                   ONE NEW YORK PLAZA                                     THE DIAL CORPORATION
             NEW YORK, NEW YORK 10004-1980                             15501 NORTH DIAL BOULEVARD
                     (212) 859-8000                                    SCOTTSDALE, AZ 85260-1619
                                                                             (602) 754-3425

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective depending upon market conditions and other factors.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


========================================================================================================
                                                            PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                    AGGREGATE OFFERING           AMOUNT OF
              SECURITIES TO BE REGISTERED                      PRICE(1)(2)         REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(4)...............      $115,000,000               $34,849
========================================================================================================


(1) Estimated solely for purposes of calculating the registration fee.


(2) The proposed maximum aggregate offering price of the securities being registered also includes the offering price of any shares initially offered or sold outside the United States that are thereafter sold or resold in the United States. Offers and sales of shares outside the United States are being made pursuant to the exemption afforded by Rule 901 of Regulation S and this Registration Statement shall not be deemed effective with respect to such offers and sales.



(3) Calculated pursuant to Rule 457(o) under the Securities Act.



(4) Including associated preferred share purchase rights which will be issued for no additional consideration.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, OCTOBER 16, 1997


PROSPECTUS

                          [THE DIAL CORPORATION LOGO]

                                  COMMON STOCK

                            ------------------------

     The Dial Corporation (the "Company" or "Dial") may from time to time offer shares of its common stock, par value $.01 per share (the "Common Stock").


     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "DL." On October 15, 1997, the last reported sale price of the Common Stock on the NYSE was $17 11/16.


     SEE "RISK FACTORS," BEGINNING ON PAGE 5, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     The Company may sell the Common Stock to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Common Stock in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


               The date of this Prospectus is October     , 1997.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock being offered hereby. This Prospectus, which forms part of the Registration Statement, and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus and the accompanying Prospectus Supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or to a document incorporated by reference herein, reference is made to such exhibit or document for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof, the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials may also be obtained through the Commission's Internet address at "http://www.sec.gov." The Common Stock is listed on the NYSE, and the Registration Statement and such reports, proxy statements and certain other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1997 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement but prior to the consummation of the offering of the Common Stock shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus and any Prospectus Supplement is delivered, upon written or oral request by such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus or any Prospectus Supplement incorporates by reference). Requests should be directed to The Dial Corporation, Attention:
Lowell L. Robertson, 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, telephone number (602) 754-3425.

     Prior to August 15, 1996, the business of the Company was operated as the consumer products business (the "Consumer Products Business") of Viad Corp (then known as The Dial Corp) ("Former Parent"). On August 15, 1996, Former Parent distributed to its stockholders all of the Company's then outstanding common stock (the "Distribution") causing the Company to become a separate publicly-traded company. Unless otherwise indicated, (i) all references in this Prospectus to the "Company" or "Dial" for periods prior to the Distribution refer to the Consumer Products Business of Former Parent and for periods following the Distribution refer to the Company and its consolidated subsidiaries, (ii) all financial information contained in this Prospectus has been prepared as if the Company had always been a separate operating company,
(iii) the industry data contained herein are derived from publicly available industry trade journals and reports, including, with respect to market rank and market share, reports published by Information Resources, Inc., and other publicly available sources which the Company has not independently verified but which the Company believes to be reliable, and (iv) references to years and periods are to fiscal years and periods and, with respect to comparative industry data, years are calendar years. Unless otherwise noted, all market share data as of any particular date are as of the 52 weeks then ended and are based on sales in the U.S. market, which with respect to soap products is measured by ounces sold, with respect to detergent products is measured by standard cases sold and with respect to air fresheners and canned meats is measured by units sold.

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, the Company's statements regarding potential international expansion, the estimated benefits of the Company's cost-cutting program and potential product introductions, are based on management's beliefs as well as on assumptions made by and information currently available to management and involve certain risks and uncertainties, certain of which are beyond the Company's control. The Company's actual results and stockholder values could differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire. See "Risk Factors."

                                  THE COMPANY

     Dial is a leading consumer products company with net sales of approximately $1.4 billion and operating income before restructuring charges and asset write-downs of approximately $125 million in 1996. The Company markets its products primarily under such well-known household brand names as DIAL(R) soaps, PUREX(R) detergents, RENUZIT(R) air fresheners and ARMOUR(R) canned meats.

     The Company was incorporated in the State of Delaware on June 3, 1996. The Company's corporate headquarters and principal executive offices are located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, telephone number
(602) 754-3425.

THE DISTRIBUTION

     In August 1996, Former Parent spun-off its Consumer Products Business by distributing to Former Parent's stockholders all of the Company's then outstanding common stock. Former Parent effected the Distribution to enhance the profitable growth prospects of both the Consumer Products Business and Former Parent's services businesses, which businesses Former Parent continues to operate today. Former Parent believed that the Distribution would enable the Consumer Products Business to adopt strategies and pursue objectives that were more appropriate to its industry and operations and place it in a better position to raise capital and make acquisitions necessary for continued growth.

     Any offering of Common Stock effected by the Company pursuant to the Registration Statement will be done to preserve the status of the tax ruling received by Former Parent and the Company from the Internal Revenue Service ("IRS") in connection with the Distribution. This ruling was issued on the basis of certain representations made by Former Parent and the Company, including a representation that the Company would issue at least $100 million in additional equity securities by the first anniversary of the Distribution (August 15, 1997). See "The Distribution and Certain Related Transactions -- Material Federal Income Tax Consequences of the Distribution." The IRS has granted the Company's petition to extend the deadline for the issuance of such equity securities to December 31, 1997. The Company intends to proceed with an offering of Common Stock at such time or times it determines to be most beneficial to the Company prior to December 31, 1997.

                                  RISK FACTORS

     In addition to the other information in this Prospectus and the accompanying Prospectus Supplement, the following factors should be considered carefully before investing in the Common Stock offered hereby.

INTENSE COMPETITION IN THE CONSUMER PRODUCTS INDUSTRY

     The consumer products industry, particularly its detergent, personal care and air freshener categories, is intensely competitive. Among the Company's most significant competitors are larger companies, including The Procter & Gamble Company, Lever Brothers Co., a division of Unilever plc, and Colgate-Palmolive Company, which companies may have substantially greater resources than the Company and may be willing to commit significant resources to protecting their own market shares or to capturing market share from the Company. As a result, the Company may need to incur greater costs for trade and consumer promotions and advertising to preserve or improve market share and to introduce and establish new products and line extensions. At the same time, the Company may need to undertake additional production-related cost-cutting measures to enable it to respond to competitors' price cuts and marketing efforts without reducing the Company's margins. There can be no assurance that the Company will be able to make such additional expenditures or implement such cost-cutting measures or that if made or implemented they will be effective.

CONSUMER PRICING PRESSURES

     Consumer products, particularly those that are value-priced, are subject to significant price competition. In April 1996, the Company undertook a pricing initiative to lower the everyday list price point of its Purex detergent products by approximately 15%. Although this initiative helped result in an 8% increase in unit volume sales of such products in 1996 compared to 1995, there can be no assurance that such volume growth will be maintained or that such growth will be sufficient to offset lower revenues resulting from such price reduction. For the six months ended June 28, 1997, Purex unit volume sales were 3% lower than unit volume sales during the six months ended June 29, 1996. There can be no assurance that the Company will not be forced to engage in further price-cutting initiatives for these or other products to respond to competitive and consumer pressures. The failure of the Company's sales volumes to grow sufficiently to improve overall revenues and income as a result of a competitive price reduction could have a material adverse effect on the financial performance of the Company.

TRADE CUSTOMER PRICING PRESSURES; COMPETITIVE RETAIL ENVIRONMENT

     The Company faces pricing pressure from its trade customers. Because of the competitive retail environment, retailers have increasingly sought to reduce inventory levels and obtain pricing concessions from vendors. In addition, because consumer products companies, including the Company, have historically offered end-of-quarter discounts to achieve quarterly sales goals, trade customers have been inclined to delay inventory restocking until quarter-end. Over the past year, the Company has reduced end-of-quarter discounts to retailers and, effective July 1, 1997, has changed its sales incentive structure to emphasize not only quarterly revenue targets but also trade spending management and other personal performance targets. The Company does not believe the reduction in discounts has had or will have an adverse effect on sales although there can be no assurance in that regard. The Company is also subject to the risk that high-volume customers could seek alternative pricing concessions or better trade terms. The Company's performance is also dependent upon the general health of the retail environment and could be materially adversely affected by changes therein and by the financial difficulties of retailers.

DEPENDENCE ON KEY CUSTOMERS

     Wal-Mart Stores Inc. (and its affiliate, SAM'S Club) ("Wal-Mart"), the Company's largest customer, accounted for approximately 17% of the Company's net sales for the six months ended June 28, 1997. The Company's top ten customers accounted for approximately 34% of net sales for the six months ended June 28, 1997. The Company believes that this concentration of its domestic sales may continue to increase over time.

The loss of, or a substantial decrease in the volume of purchases by, Wal-Mart or any of the Company's other top customers could have a material adverse effect on the Company's results of operations.

PRICE VOLATILITY OF RAW MATERIALS; SINGLE SOURCE SUPPLIER

     While the Company believes that it may in certain circumstances be able to respond to price increases for certain raw materials by increasing sales prices, rapid increases in the prices of such raw materials could have a short-term material adverse impact on financial results. For example, tallow (a key ingredient in Dial bar soaps) has experienced price fluctuations within the range of $0.17 and $0.28 per pound from January 1, 1995 to June 28, 1997. Recently, the price of tallow has been at the lower end of its two-year price range. Since several competitors use considerably less tallow in their bar soap products, the Company may not be able to increase the prices of its Dial bar soaps in response to fluctuations in tallow prices. In addition, the antibacterial agent, Triclosan, which is the active ingredient used in Liquid Dial products, is sourced from a single supplier. Although the Company has an adequate supply of Triclosan for its current and foreseeable needs, a disruption in this supply could have a short-term material adverse impact on the Company's financial results. Although the Company seeks to enter into contracts to provide up to six-month supplies of tallow, Triclosan and packaging materials, long-term hedging opportunities against price increases for these items are generally not available.

DEPENDENCE ON DOMESTIC MARKETS; RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     While a number of the Company's competitors have diversified their revenues to include a strong international component, the Company is currently dependent primarily on revenues generated by customers in the U.S. markets (approximately 94% of sales for the six months ended June 28, 1997). With respect to a number of the Company's most significant product categories, including detergents and bar soaps, the U.S. markets are mature and characterized by high household penetration. The Company's unit sales growth in these domestic markets will depend on increasing usage by consumers and in capturing market share from competitors. There can be no assurance that the Company will succeed in implementing its strategies to achieve such domestic growth.

     To reduce its dependence on domestic revenues, the Company has adopted a strategy to further penetrate international markets. In implementing this strategy, the Company faces barriers to entry and the risk of competition from local and other companies that already have established global businesses, risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because the Company plans to develop its international business through acquisitions as well as joint ventures, co-packaging arrangements and/or other alliances, the Company may also be subject to risks associated with such acquisitions, ventures, arrangements and alliances, including those relating to the marriage of different corporate cultures and shared decision-making. In addition, since the Company's current international distribution capabilities are extremely limited, the Company will also need to acquire a distribution network or enter into alliances with existing distributors before it can effectively conduct operations in new markets. There can be no assurance that the Company will succeed in increasing its international business in a profitable manner, and a failure to expand this business may have a material adverse effect on the Company's future growth.

     The Company has a significant number of registered foreign trademarks as well as pending foreign trademark applications. There can be no assurance that the Company will successfully register any foreign trademarks for which applications are currently pending or that such trademarks, once registered, together with any existing registered foreign trademarks, will be protected in the foreign markets in which they are used.

ADVERSE PUBLICITY

     Certain news broadcasts by major U.S. television networks have focused on the use of antibacterial agents to kill germs on various surfaces. Triclosan, the active ingredient in Liquid Dial, has also been a focus of these broadcasts. Although none of the broadcasts disputed that Triclosan kills germs on the skin, some third party experts did question whether it provides any additional protection beyond that provided by non-antibacterial soap products. Although the Company has test results that it believes prove that Triclosan provides consumers with additional protection in limiting exposure to bacteria-related diseases, there can be no assurance that the adverse publicity stemming from these broadcasts will not adversely affect the Company's sales of its antibacterial soap products and its results of operations.

     Because the Company shares the use of the Armour trademark for food products with ConAgra Inc., the manufacturer of Armour-branded non-canned meat products, the Company faces the risk that consumer preferences and perceptions with respect to any of the Company's Armour products may be influenced by adverse publicity affecting any of the Armour-branded products of ConAgra, Inc.


ENVIRONMENTAL CONCERNS REGARDING DETERGENT COMPOUND



     Nonlyphenol ethoxylate ("NPE") is an ingredient used in the Company's liquid and powder detergent products. Certain environmental and regulatory groups have raised concerns regarding the toxicity of compounds produced from NPE as it decomposes and the adverse impact on the reproductive health of certain aquatic animals exposed to those compounds. Although to the best of the Company's knowledge none of the studies undertaken on NPE have demonstrated a link between the compound and such effect in the environment or in human beings, there can be no assurance that subsequent studies will not in fact demonstrate such a link or demonstrate other adverse environmental consequences. Current government regulations do not impose any restrictions on the use of NPE, or impose any liability on any of the businesses that utilize NPE in the products they manufacture. The Company believes, however, that a number of governmental agencies in North America and Europe are discussing formal regulation of NPE in the environment. The Company is in the process of reformulating its detergents to eliminate this compound as an ingredient. The additional expense the Company expects to incur as a result of this reformulation is not expected to have a material adverse impact on the Company's financial results. In addition, the Company believes that it will not incur any significant environmental liability as a result of the use of NPE in its products.


DEPENDENCE ON KEY PERSONNEL

     The operation of the Company requires managerial and operational expertise. Of the Company's key personnel, only the Chief Executive Officer has an employment contract with the Company. There can be no assurance that any of the Company's key employees will remain in the Company's employ. The loss of such key personnel could have a material adverse effect on the Company's operations.

TURNOVER; EMPLOYEE RELATIONS

     Primarily as a result of the restructuring of its business, the Company discharged approximately 950 salaried and non-salaried employees during 1995 and 1996. In addition, the Company experienced aggregate voluntary turnover of salaried employees of approximately 16% in 1996 and approximately 18% (on an annualized basis) during the first six months of 1997. Although the Company believes that it presently has sufficient staffing, there can be no assurance that the Company would not be materially adversely affected by any future significant voluntary turnover of salaried or other employees.

     Five of the Company's seven plants are unionized. Although no collective bargaining agreements are due to expire in 1997, the Company's contract with the International Brotherhood of Teamsters covering approximately 350 employees at the Company's St. Louis, Missouri plant is scheduled for renegotiation in July 1998, its contract with the Oil, Chemical and Atomic Workers union covering approximately 100 employees at the Company's Bristol, Pennsylvania plant is scheduled for renegotiation in May 1999, its contract with the United Food and Commercial Workers union covering approximately 475 employees at the Company's Aurora, Illinois plant is scheduled for renegotiation in August 1999 and its contract with the United Food and Commercial Workers union covering approximately 500 employees at the Company's Fort Madison, Iowa plant is scheduled for renegotiation in September 1999. In 1993, the Company's St. Louis,

Missouri plant experienced a five-week work stoppage. Although the Company believes that its relations with the employees at this plant and other plants are satisfactory, there can be no assurance that the Company will not face similar labor disputes in the future or that such disputes will not be material to the Company.

ENVIRONMENTAL MATTERS

     The Company is subject to a variety of environmental and health and safety laws in each jurisdiction in which it operates. These laws and regulations pertain to the Company's present and past operations.

     Since 1980, the Company has received notices or requests for information with respect to 27 sites that have been deemed "Superfund" sites under the federal Comprehensive Environmental Response, Compensation and Liability Act, five of which are currently active, 14 of which are inactive, and eight of which have been settled. The Company is also engaged in investigatory and remedial activities with respect to four closed plants previously operated by Former Parent. As of June 28, 1997, the Company had accrued in its financial statements approximately $13 million in reserves for expenses related to Superfund sites and the clean-up of closed plant sites, which reserves it believes are adequate.

     The Company does not anticipate that the costs to comply with such laws and regulations or the costs related to Superfund and the clean-up of closed plant sites will have any material adverse effect on the Company's capital expenditures, earnings or competitive position; however, there can be no assurance that other developments, such as the emergence of unforeseen claims or liabilities or the imposition of increasingly stringent laws, regulations and enforcement policies will not result in material costs in the future.

PROVISIONS WITH POTENTIAL ANTI-TAKEOVER EFFECT

     The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), bylaws (the "Bylaws") and Rights Agreement (as defined herein) contain certain provisions that may delay, defer or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over its market price and may materially adversely affect the market price of the Common Stock. See "Description of Capital Stock -- Certain Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation, Bylaws, Rights and Delaware Law."

                                USE OF PROCEEDS

     The Company intends to use the net proceeds of the sale of the Common Stock for general corporate purposes, including to repay indebtedness of the Company, and for acquisitions.

               THE DISTRIBUTION AND CERTAIN RELATED TRANSACTIONS

GENERAL

     In August 1996, Former Parent spun-off its Consumer Products Business by distributing to Former Parent's stockholders all of the Company's then outstanding common stock. Former Parent effected the Distribution to enhance the profitable growth prospects of both the Consumer Products Business and Former Parent's services businesses, which businesses Former Parent continues to operate today. Former Parent effected the Distribution to enable the Consumer Products Business to adopt strategies and pursue objectives that were more appropriate to its industry and operations and to place it in a better position to raise capital and make acquisitions necessary for continued growth.

GOVERNING AGREEMENTS

     In connection with the Distribution, Former Parent and the Company entered into various agreements, including a distribution agreement (the "Distribution Agreement"), an interim services agreement (the "Interim Services Agreement"), a letter of understanding on trademarks (the "Letter of Understanding on Trademarks") and a tax sharing agreement (the "Tax Sharing Agreement"). The Distribution Agreement governed the terms of the transfer of the assets and personnel involved in the Consumer Products Business to the Company and the assumption by the Company of certain known and contingent or unknown liabilities relating directly to the Consumer Products Business as conducted on the date of the Distribution (the "Distribution Date"). The liabilities assumed by the Company included, among others, (i) liabilities associated with certain then pending litigation (for which the Company was entitled to insurance coverage under Former Parent's policies under certain circumstances), (ii) liabilities under employee benefit plans and otherwise with respect to former employees of the Consumer Products Business and employees of the Consumer Products Business who became employees of the Company at the time of the Distribution and (iii) liabilities arising out of specified pension and postretirement plans for former employees of Armour and Company, a subsidiary of Former Parent until 1993. The Interim Services Agreement provided that Former Parent would provide to the Company certain office and administrative support, audit, tax accounting, financial reporting consulting, environmental consulting, human resources and insurance accounting and claims processing services, among other services, and that the Company would provide to Former Parent certain employee benefits, accounting, consulting, administration and travel-related services, among other services, for a period of up to three years after the Distribution Date unless earlier terminated. Most of these services have ceased. Under the Letter of Understanding on Trademarks, Former Parent agreed to cease using the "Dial" name in connection with any consumer products business conducted by it after the Distribution. The Tax Sharing Agreement provided for the allocation between Former Parent and the Company of certain federal, state, local and foreign tax liabilities, as well as certain tax liabilities associated with the Distribution. Under the terms of the agreement, the Company also agreed that for the two-year period following the Distribution Date, it would not (i) cease to engage in the active conduct of the trade or business conducted by it immediately after the Distribution, (ii) engage in certain repurchases of stock or (iii) liquidate or merge with any other corporation, unless it obtains a satisfactory opinion of counsel or a tax ruling from the IRS. Although the Company does not expect these limitations to significantly inhibit its financing or acquisition activities or its ability to respond to unanticipated developments, there can be no assurance that such limitations will not so affect these activities or the Company's ability to respond to such developments. See "-- Material Federal Income Tax Consequences of the Distribution."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     In connection with the Distribution, Former Parent received a tax ruling (the "Tax Ruling") from the IRS which stated, among other things, that the Distribution qualified as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, so long as the Distribution qualified under Section 355 of the Code, neither Former Parent nor the Company would recognize any income, gain or loss with respect to the Distribution, and Former Parent's stockholders would not recognize any income, gain or loss on their receipt of Common Stock. Should the Distribution ultimately be determined not to qualify under Section 355 of the Code, Former Parent's stockholders would be required to recognize ordinary dividend income for their receipt of Common Stock in an amount equal to the fair market value of such Common Stock on the Distribution Date.

     The Tax Ruling was based on certain factual representations and assumptions concerning Former Parent and the Company. Neither Former Parent nor the Company is aware of any present facts or circumstances which would cause such representations and assumptions to be untrue. However, certain post-Distribution events, including events that would not be within the control of Former Parent or the Company, could affect the validity of such representations or assumptions and cause the Distribution not to qualify as a tax-free distribution under
Section 355 of the Code. The Company does not believe that any such events not within the control of the Company have occurred to date and the likelihood of any future events occurring which would adversely affect the tax-free treatment of the Distribution is minimal.

     Should the Distribution ultimately be determined not to qualify as a tax-free distribution under Section 355 of the Code, Former Parent would be required to recognize a gain on the Distribution in an amount equal to the excess of the fair market value of the Common Stock distributed on the Distribution Date over Former Parent's tax basis for such stock; this gain could approach $1 billion. Under the Tax Sharing Agreement, the Company will be required to indemnify Former Parent for this tax, plus applicable interest and penalties, if the Distribution fails to qualify as tax-free as a result of any transaction, act or omission involving the Company or its subsidiaries which is inconsistent with the tax-free status of the Distribution, including a failure of any representation made to the IRS in the request for the Tax Ruling concerning the Company, or an omission by the Company that causes a failure to fulfill any condition of the Tax Ruling or any assumption on which it is based.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Under the Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 310,000,000 consisting of 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and 300,000,000 shares of Common Stock. As of June 28, 1997, 96,102,553 shares of Common Stock were issued and 96,036,674 shares were issued and outstanding (5,574,321 shares of which were held by an employee equity trust). As part of the 10,000,000 shares of Preferred Stock authorized, the Company has authorized and reserved for issuance 1,500,000 shares of Junior Preferred Stock (as defined herein) in connection with the preferred share purchase rights (the "Rights") issued by the Company in connection with the Distribution.

     The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors and, except as otherwise required by law or provided in any resolution adopted by the Company's Board of Directors (the "Board") with respect to any series of Preferred Stock, the holders of such Common Stock exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The Common Stock does not have any preemptive rights. See "-- Certain Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation, Bylaws, Rights and Delaware Law."

     The Board is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations and restrictions thereof. See "-- Certain Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation, Bylaws, Rights and Delaware Law."

     The Common Stock is traded on the NYSE under the symbol "DL."

CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION, BYLAWS, RIGHTS AND DELAWARE LAW

     The Certificate of Incorporation, the Bylaws and the Rights contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the Rights Agreement (the "Rights Agreement") between the Company and Wells Fargo Bank of Arizona, N.A., as rights agent, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  CLASSIFIED BOARD OF DIRECTORS

     The Certificate of Incorporation and the Bylaws provide that the Board be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Certificate of Incorporation and the Bylaws provide that approximately one-third of the Company's directors will stand for election at each annual meeting of stockholders to serve a three-year term.

     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

     The classification provisions also have the effect of discouraging a third party from initiating a proxy context, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

  NUMBER OF DIRECTORS, FILLING VACANCIES AND REMOVAL

     The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board (the "Whole Board"), but must consist of not more than eleven nor less than three directors. In addition, the Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board otherwise determines, any vacancies or newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the Certificate of Incorporation and Bylaws, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

     Under the Delaware General Corporation Law (the "DGCL"), unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, the Certificate of Incorporation and the Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT AND SPECIAL MEETINGS

     The Certificate of Incorporation and the Bylaws provide that, subject to the rights of any holders of Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

     The provisions of the Certificate of Incorporation and the Bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or at the request of a majority of the Whole Board. These provisions also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action and from taking action by consent. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman and the Board by calling a special meeting of stockholders prior to the time the Chairman or a majority of the Whole Board believes such consideration to be appropriate.

  ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that only individuals who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 70th day prior to such meeting and (ii) the tenth day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the tenth day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 90th day before such meeting and not later than the later of (i) the 70th day prior to such meeting and (ii) the tenth day after public announcement of the date of such meeting is first made.

     With respect to the conduct of business other than the nomination of directors, the Stockholder Notice Procedure provides that only such business that is presented by the Board or by a stockholder who has given timely written notice to the Company prior to the meeting at which such business is to be conducted by the stockholders, will be presented for consideration at such meeting. Under the Stockholder Notice Procedure, for notice of business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 70th day prior to such meeting and (ii) the tenth day after public announcement of the date of such meeting is first made).

     Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

  PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Company's Board of Directors may thereafter (except where otherwise provided in the Certificate of Designation for the Preferred Stock) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series, (iv) the dates at which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series and (x) the voting rights, if any, of the holders of such series.

     The Company believes that the ability of the Board to issue one or more series of Preferred Stock provides the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in either the number of shares of Common Stock or in the voting securities outstanding. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board may determine not to seek stockholder approval.

     Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority of, the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

  BUSINESS COMBINATIONS

     The Certificate of Incorporation provides that certain "business combinations" (as defined in the Certificate of Incorporation) must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by an "interested stockholder" (as defined in the Certificate of Incorporation, the beneficial owner of 10% of the Company's outstanding voting stock), unless the business combinations are approved by the "Continuing Directors" (as defined in the Certificate of Incorporation) or meet certain requirements regarding price and procedure.

  AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Under the DGCL, the stockholders have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the bylaws may be adopted, amended or repealed by the board of directors. The Certificate of Incorporation provides that, in addition to approval by the Board, the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting; the number, election and term of the directors; the filling of vacancies on the Board; the removal of directors; and the amendment of the Bylaws. Approval by the Board, together with the vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock, is required to amend all other provisions of the Certificate of Incorporation. The Certificate of Incorporation further provides that the Bylaws may be amended by the Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. The Certificate of Incorporation also provides that, in addition to approval by the Board, the affirmative vote of the holders of at least
66 2/3% of the voting power of the outstanding shares of Voting Stock, including the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock not owned directly or indirectly by an interested stockholder or any affiliate thereof, is required to amend provisions of the Certificate of Incorporation regarding certain business combinations. These supermajority voting requirements will have the effect of making more difficult any amendment by stockholders of the

Bylaws or of any of the provisions of the Certificate of Incorporation described above, even if a majority of the Company's stockholders believe that such amendment would be in their best interests.

  RIGHTS

     In connection with the Distribution, the Company's Board of Directors declared a dividend of one Right, paid on the Distribution Date in respect of each share of Common Stock issued to the holder of record thereof as of the close of business on the Distribution Date. Each share of Common Stock sold in an offering will also be accompanied by a Right. Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Junior Preferred Stock"), of the Company at a price of $75.00 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the then outstanding shares of the Common Stock or (ii) ten business days (or such later date as may be determined by action of the Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Common Stock.

     The Rights Agreement provides that until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on August 15, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Junior Preferred Stock, (ii) upon the grant to holders of the shares of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price, or securities convertible into shares of Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of Junior Preferred Stock or (iii) upon the distribution to holders of the shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a share of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Common Stock or a stock dividend on Common Stock payable in Common Stock or subdivisions, consolidations or combinations of Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, and shall be entitled to vote with Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of Junior Preferred Stock, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Junior Preferred Stock, per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Common Stock, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, including an amendment to lower (i) the threshold at which a person or group of affiliated or associated persons becomes an Acquiring Person and (ii) the percentage of Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. In the event that the Rights become exercisable, the Company will register the shares of the Junior Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Board on terms not approved by the Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Board since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person. See "Risk Factors -- Provisions with Potential Anti-Takeover Effect."

ANTI-TAKEOVER LEGISLATION

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or
(iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (ii) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Common Stock is Harris Trust and Savings Bank.

                       CERTAIN UNITED STATES FEDERAL TAX
                  CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder of Common Stock other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, (iii) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. This discussion is based on current law and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including certain U.S. expatriates). ACCORDINGLY, OFFEREES OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). In addition to the "substantial presence test" described in the immediately preceding sentence, an alien may be treated as a resident alien if he or she (i) meets a lawful permanent residence test (a so-called "green card" test) or (ii) elects to be treated as a U.S. resident and meets the "substantial presence test" in the immediately following year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder if certain income tax treaties apply. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to United States withholding tax (if the Non-U.S. Holder files certain forms, including IRS Form 4224, with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current United States Treasury regulations to be paid to a resident of that country absent knowledge to the contrary. Proposed United States Treasury regulations, which are proposed to be effective for payments made after December 31, 1997, however, generally would require Non-U.S. Holders to file an IRS Form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

SALE OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, alternatively, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and in either case, the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); (ii) the Non-U.S. Holder is an individual who holds shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States (unless the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in a foreign country and such gain has been subject to a foreign income tax equal to at least 10% of the gain derived from such disposition), or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; or (iii) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during this period generally would not be subject to United States federal income tax, provided that the Common Stock had been regularly traded on an established securities market.

ESTATE TAX

     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise), and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

     United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "-- Dividends") generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

     The payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, such owner's status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary). Proposed United States Treasury regulations, which are proposed to be effective for payments made after December 31, 1997, state that backup withholding will not apply to such payments unless the broker has actual knowledge that the payee is a United States person.

     Backup withholding is not an individual tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Company may sell Common Stock to or through one or more underwriters or dealers and also may sell Common Stock directly to institutional investors or other purchasers, or through agents.

     The distribution of the Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Common Stock, underwriters or agents may receive compensation from the Company or from purchasers of Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the related Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Common Stock may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the related Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Common Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Common Stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company or its affiliates in the ordinary course of their respective businesses.

     The Common Stock is listed on the NYSE under the symbol "DL." Any Common Stock sold pursuant to the Registration Statement will be listed on the NYSE, subject to official notice of issuance.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby and certain other legal matters relating to offerings pursuant to the Registration Statement will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 28, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be borne by the Company, in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.


    SEC registration fee (actual).............................................  $  34,849
    NYSE filing fee...........................................................     22,757
                                                                                  -------
    NASD fees (actual)........................................................     12,000
    Transfer agent and registrar fee and expenses.............................      8,000
    Accounting fees and expenses..............................................    100,000
                                                                                  -------
    Legal fees and expenses...................................................    350,000
    Blue Sky expenses and counsel fees........................................     10,000
    Printing and engraving expenses...........................................    230,000
                                                                                  -------
    Miscellaneous.............................................................      7,394
                                                                                  -------
              Total...........................................................  $ 775,000
                                                                                  =======



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each "Another Enterprise") (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Bylaws, to the fullest extent permitted from time to time by the DGCL, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Board, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of Another Enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Certificate of Incorporation or otherwise by the Company. In addition, pursuant to the Certificate of Incorporation, the Company has entered into agreements with certain persons providing for indemnification greater or different than that provided in the Certificate of Incorporation. See
"-- Indemnification Agreements."

     The Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of Another Enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

     Pursuant to the Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, (i) if requested by the claimant, by independent legal counsel, or (ii) if the claimant does not so request, by the Board (a) by a majority vote of the disinterested directors even though less than a quorum, (b) if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, or (c) if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change in Control" (as defined in the Company's 1996 Stock Incentive Plan), in which case the independent counsel shall be selected by the claimant unless the claimant requests that such selection be made by the Board.

     Pursuant to the Bylaws, if a claim for indemnification is not paid in full by the Company within 30 days after a written claim for indemnification has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including, without limitation, the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standards in the DGCL, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct in the DGCL. However, the Company will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any judicial proceeding commenced pursuant to the Bylaws.

     The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or Another Enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company has obtained directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize the Company, to the extent authorized from time to time by the Board, to grant rights to indemnification and rights to be paid by the Company for the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

     The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company for the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

FIDUCIARY DUTIES

     The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION AGREEMENTS

     The Company is party to indemnification agreements with each of its directors and certain of its officers (each, an "Indemnification Agreement," and, collectively, the "Indemnification Agreements"). The Indemnification Agreements, among other things, require the Company to indemnify the officers and directors to the fullest extent permitted by law, and to advance to the directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by directors seeking to enforce their rights under the Indemnification Agreements, and cover directors and officers under the Company's directors' liability insurance. Although the Indemnification Agreements will offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board or by the stockholders to eliminate the rights provided, an action that is possible with respect to the relevant provisions of the Bylaws, at least as to prospective elimination of such rights.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted by the Indemnification Agreements. In addition, the Board is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under any Indemnification Agreement.

     The DGCL provides that a contract between a corporation and a director thereof is not void or voidable solely because the interested director is present at the meeting authorizing the contract if the material facts relating to the contract are known to the board of directors and the board of directors in good faith authorizes the contract by the affirmative vote of a majority of the disinterested directors, or the material facts relating to the contract are known to the stockholders and the stockholders in good faith authorize the contract, or the contract is fair to the corporation at the time it is authorized or approved.

STATE LAW PROVISIONS

     The Company is incorporated under the laws of the State of Delaware.
Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of Another Enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and 145(b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145 of the DGCL.

PURCHASE AGREEMENTS

     The form of Purchase Agreement filed as Exhibit 1.1 hereto provides for the indemnification of the Company, its controlling persons, its directors and certain of its officers by the underwriters of any offering pursuant to the Registration Statement against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     No sales of unregistered securities of the Company have occurred since the Distribution.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


 1.1   Form of Purchase Agreement.*
 3.1   Restated Certificate of Incorporation of the Company (incorporated by reference to
       Exhibit 3(a) to the Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
 3.2   Restated Bylaws of the Company (incorporated by reference to Exhibit 3(b) to the
       Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
 4.1   Rights Agreement (incorporated by reference to Exhibit 4 to the Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
 4.2   Specimen Form of Company's Common Stock Certificate.**
 5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the validity of the securities being registered.**

10.1   Credit Agreement, dated July 24, 1996, between the Company and various banks, Citicorp
       USA, Inc., as administrative agent, and Bank of America National Trust and Savings
       Association, as documentation agent (incorporated by reference to Exhibit 10(j) of the
       Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
10.2   Amended and Restated Trade Receivables Purchase and Sale Agreement, dated as of
       February 12, 1997, among the Company, Ciesco, L.P. and Citicorp North America, Inc.,
       as agent.
10.3   Trademark License Agreement, dated July 1, 1995, between The Dial Corp and ConAgra,
       Inc.
10.4   License Agreement, dated December 18, 1983, as amended by the First Amendment to
       License Agreement, dated July 1, 1995, between Armour International Company and
       ConAgra, Inc.
10.5   The Dial Corporation 1996 Stock Incentive Plan (incorporated by reference to the
       Company's registration statement on Form S-8, filed on October 1, 1996 (File No.
       333-13187)).
10.6   The Dial Corporation Supplemental Capital Accumulation Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 12, 1996 (File No.
       001-11793)).
10.7   The Dial Corporation Supplemental Pension Plan (incorporated by reference to the
       Company's Quarterly Report on Form 10-Q, filed November 12, 1996 (File No.
       001-11793)).
23.1   Consent of Fried, Frank, Harris, Shriver & Jacobson.**
23.2   Consent of Deloitte & Touche LLP.
24.1   Powers of Attorney.**


---------------

 * To be subsequently incorporated by reference in a filing made under the Exchange Act.



** Previously filed.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (i)(a) and
     (i)(b) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, The Dial Corporation has duly caused this Amendment No. 1 to the Registration Statement (File No. 333-33659) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 16th day of October, 1997.


                                          THE DIAL CORPORATION

                                          By: /s/    MALCOLM JOZOFF
                                            ------------------------------------
                                                       Malcolm Jozoff
                                              Chairman of the Board, President
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement (File No. 333-33659) has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                 TITLE                      DATE
------------------------------------------  ---------------------------------  -----------------

            /s/ MALCOLM JOZOFF              Chairman of the Board, President   October 16, 1997
------------------------------------------    and Chief Executive Officer
              Malcolm Jozoff                  (Principal Executive Officer)

                    *                       Senior Vice President -- Finance   October 16, 1997
------------------------------------------    (Principal Accounting Officer
           Lowell L. Robertson                and Principal Financial
                                              Officer)
                    *                       Director                           October 16, 1997
------------------------------------------
             Joy A. Amundson

                    *                       Director                           October 16, 1997
------------------------------------------
             Herbert M. Baum

                    *                       Director                           October 16, 1997
------------------------------------------
               Joe T. Ford

                    *                       Director                           October 16, 1997
------------------------------------------
            Thomas L. Gossage

                    *                       Director                           October 16, 1997
------------------------------------------
             Donald E. Guinn

                    *                       Director                           October 16, 1997
------------------------------------------
            Michael T. Riordan

                    *                       Director                           October 16, 1997
------------------------------------------
            Dennis C. Stanfill

                SIGNATURE                                 TITLE                      DATE
------------------------------------------  ---------------------------------  -----------------


                    *                       Director                           October 16, 1997
------------------------------------------
            Barbara S. Thomas

                    *                       Director                           October 16, 1997
------------------------------------------
             A. Thomas Young

            /s/ MALCOLM JOZOFF
------------------------------------------
              Malcolm Jozoff
             Attorney-in-Fact

                                 EXHIBIT INDEX


 1.1   Form of Purchase Agreement.*

 3.1   Restated Certificate of Incorporation of the Company (incorporated by reference to
       Exhibit 3(a) to the Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
 3.2   Restated Bylaws of the Company (incorporated by reference to Exhibit 3(b) to the
       Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
 4.1   Rights Agreement (incorporated by reference to Exhibit 4 to the Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
 4.2   Specimen Form of Company's Common Stock Certificate.**
 5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the validity of the securities being registered.**
10.1   Credit Agreement, dated July 24, 1996, between the Company and various banks, Citicorp
       USA, Inc., as administrative agent, and Bank of America National Trust and Savings
       Association, as documentation agent (incorporated by reference to Exhibit 10(j) of the
       Company's Form 10, dated July 30, 1996 (File No. 001-11733)).
10.2   Amended and Restated Trade Receivables Purchase and Sale Agreement, dated as of
       February 12, 1997, among the Company, Ciesco, L.P. and Citicorp North America, Inc.,
       as agent.
10.3   Trademark License Agreement, dated July 1, 1995, between The Dial Corp and ConAgra,
       Inc.
10.4   License Agreement, dated December 18, 1983, as amended by the First Amendment to
       License Agreement, dated July 1, 1995, between Armour International Company and
       ConAgra, Inc.
10.5   The Dial Corporation 1996 Stock Incentive Plan (incorporated by reference to the
       Company's registration statement on Form S-8, filed on October 1, 1996 (File No.
       333-13187)).
10.6   The Dial Corporation Supplemental Capital Accumulation Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 12, 1996 (File No.
       001-11793)).
10.7   The Dial Corporation Supplemental Pension Plan (incorporated by reference to the
       Company's Quarterly Report on Form 10-Q, filed November 12, 1996 (File No.
       001-11793)).
23.1   Consent of Fried, Frank, Harris, Shriver & Jacobson.**
23.2   Consent of Deloitte & Touche LLP.
24.1   Powers of Attorney.**


---------------

* To be subsequently incorporated by reference in a filing made under the Exchange Act.



** Previously filed.